   As filed with the Securities and Exchange Commission on December 30, 1998
                                              Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                _______________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________
                                ENVIROGEN, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                _______________

          DELAWARE                                      22-2899415
  (State of Incorporation)               (I.R.S. Employer Identification Number)

                                               ROBERT S. HILLAS, PRESIDENT
    4100 QUAKERBRIDGE ROAD                            ENVIROGEN, INC.
LAWRENCEVILLE, NEW JERSEY 08648                   4100 QUAKERBRIDGE ROAD
       (609) 936-9300                        LAWRENCEVILLE, NEW JERSEY 08648
                                                       (609) 936-9300
(Address, Including Zip Code, and        (Name, Address, Including Zip Code, and
 Telephone Number, Including Area         Telephone Number, Including Area Code,
 Code, of Registrant's Principal                    of Agent for Service)
       Executive Offices)

                            _______________________
                                   COPY TO:
                          John E. Stoddard III, Esq.
                          Drinker Biddle & Reath LLP
                             105 College Road East
                           Princeton, NJ  08542-0627
                                (609) 716-6504

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                            Amount    Proposed Maximum    Proposed Maximum     Amount of
Title of Shares                             to be      Offering Price         Aggregate       Registration
to be Registered                          Registered    Per Share (1)     Offering Price(1)       Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                  83,334            $1.031         $85,917.35           $25.35
==========================================================================================================

(1) Calculated pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED DECEMBER 30, 1998

PROSPECTUS                                                       ENVIROGEN, INC.
83,334 SHARES                                             4100 Quakerbridge Road
COMMON STOCK                                           Lawrenceville, N.J. 08648
($.01 Par Value)                                                  (609) 936-9300
                                                               www.envirogen.com




  The stockholder of Envirogen, Inc. identified in the section titled "Selling Stockholder" in this prospectus is offering and selling 83,334 shares of Envirogen common stock under this prospectus. The selling stockholder may offer his Envirogen common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. Envirogen will not receive any of the proceeds from the sale of the shares offered hereby. Envirogen will pay for all expenses of this offering, other than commissions or discounts of broker-dealers. Such expenses are estimated to be approximately $10,000.

  Envirogen's common stock is currently traded on the Nasdaq SmallCap Market under the symbol "ENVG." The closing sale price of one share of Envirogen common stock on the Nasdaq SmallCap Market on December 29, 1998 was $1 3/32 per share.



                 --------------------------------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  -------------------------------------------



                                January __, 1999

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF ENVIROGEN COMMON STOCK. SOME OF THE STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS ARE FORWARD-LOOKING. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE SUGGESTED BY THE FORWARD-LOOKING STATEMENTS FOR VARIOUS REASONS, INCLUDING THOSE DISCUSSED IN THE FOLLOWING RISK FACTORS.

     History of Operating Losses and Accumulated Deficit. Envirogen has never made a profit on an annual basis, has only recently begun to receive revenues from the use or sale of its systems that biologically degrade hazardous waste and had an accumulated deficit of $48,802,801 at September 30, 1998. Envirogen expects to spend additional funds for the continued development of its degradation systems and the commercialization of its technologies. Envirogen cannot guaranty that it will generate sufficient revenues to achieve profitability.

     Uncertainty Regarding PECFA Reimbursement. In April 1997, Envirogen acquired Fluid Management, Inc., the business of which is now operated as Envirogen's Fluid Management Operations Group. The Group performs environmental cleanup work for its clients, part of the cost of which is reimbursable to its clients under the Wisconsin Petroleum Environmental Cleanup Fund Act ("PECFA"). On April 17, 1998, Wisconsin adopted new PECFA emergency rules that reduce the amount of funds available for reimbursement under the PECFA program. This regulatory event dramatically reduced the expected revenue, net income and cash flow for the Group. Wisconsin may in the future adopt additional regulatory rules, or eliminate the PECFA program in its entirety, resulting in further reductions in the expected revenue, net income and cash flow of the Group.

     Highly Competitive Nature of Environmental Treatment Industry. The environmental treatment industry is highly competitive and subject to rapid and significant technological change. Envirogen's processes or systems may become less competitive or obsolete as a result of the independent development of technologies similar or superior to those of Envirogen. Competition from other environmental treatment companies, as well as from engineering and waste management service companies, universities, research institutions and others, may increase as advances in the treatment and remediation of wastes are made. Many of Envirogen's competitors have substantially greater financial and marketing resources and capabilities than Envirogen. In addition, some competitors, particularly waste management service companies, may be able to offer a more complete solution to a client's environmental problems than Envirogen will be able to offer.

     Protection and Use of Envirogen's Technology Rights. Envirogen relies primarily on confidentiality agreements and the expertise of its scientists and consultants to maintain the confidentiality of its technology. Under certain circumstances, Envirogen may also seek patent protection for unique microorganisms (including genetically-modified forms) or for novel processes which it develops that degrade hazardous wastes. However, Envirogen does not believe that patents are critical to the successful development of marketable systems. In general, due to the newness and complexity of the science involved in biotechnology, the application of the patent laws to this field is presently unclear. Envirogen cannot guaranty that its pending patent applications will be granted or, if granted, that their claims will be sustained if challenged. Certain competitors of Envirogen have been issued patents or have filed applications for patents or have proprietary rights to microorganisms, systems or processes competitive with those of Envirogen. If patents or proprietary technology rights are obtained by competitors, Envirogen may not be permitted to use certain of its microorganisms, systems or processes which could materially adversely affect Envirogen's financial condition and results of operations.

     Envirogen's research and development agreements have not placed significant restrictions on Envirogen's use of the technology developed under such agreements. In certain cases, the agreements provide for (1) a sharing of rights to the technology which is jointly developed by Envirogen and the other party to the agreement, and/or (2) the payment by Envirogen of limited royalties on the use of technology developed solely by the other party or developed jointly, and/or (3) the grant to the other party of a non-exclusive license to utilize technology developed by Envirogen under the agreement for its own facilities but not for other purposes (such as commercialization through third parties). In those cases where the other party is granted a license to use portions of the technology developed under the agreement, Envirogen may lose that party as a potential commercial customer or the scope of services Envirogen might otherwise render to such customer may be limited. Envirogen cannot predict the extent to which future agreements may impose restrictions on Envirogen's ability to utilize any technology developed under a particular agreement or require Envirogen to pay royalties on the use of such technology.

     In addition, Envirogen may seek licenses to other parties' technology in order to develop, manufacture and market certain technologies in the future. However, Envirogen may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

     Reliance on Corporate and Governmental Relationships. Envirogen has relied and will continue to rely on contracts with corporate and governmental sponsors to fund a significant portion of its research and development activities. Envirogen cannot guaranty that funding from research and development agreements will continue or, if continued, will be at levels or on terms that it deems satisfactory. The elimination or significant reduction in funding from research and development agreements could narrow the scope of Envirogen's long-term research and development efforts.

     Compliance with Nasdaq Listing Requirements.   On September 23, 1998,
Envirogen received a notice from The Nasdaq National Stock Market, Inc. that the shares of Envirogen common stock listed on the Nasdaq SmallCap Market had failed to maintain a closing bid price of at least $1.00 per share for 30 consecutive trading days, subjecting such shares to possible delisting. On November 24, 1998, Envirogen effected a one-for-six reverse split of its common stock to raise the per share price of its common stock to at least $1.00. Following the reverse split, the shares of Envirogen common stock traded at a per share price greater than $1.00 for ten consecutive trading days, thereby satisfying Nasdaq's continued listing requirements.

     On December 29, 1998, the per share price of Envirogen common stock was $1 3/32. If the per share price of Envirogen common stock falls below $1.00 for 30 consecutive trading days, shares of Envirogen common stock will again be subject to possible delisting by Nasdaq. Envirogen cannot guaranty that the per share price of its common stock will remain above $1.00, that if it falls below $1.00, Envirogen's stockholders will again approve a reverse split of common stock to increase the per share price, or that it will be able to satisfy the other Nasdaq continued listing requirements.

     If Envirogen common stock ceases to be listed and traded on the Nasdaq SmallCap Market, (1) it will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc., (2) the spread between the bid and the ask price of the common stock is likely to be greater than at present and (3) stockholders may experience a greater degree of difficulty in engaging in trades of shares of the common stock. If Envirogen common stock is delisted from the Nasdaq SmallCap Market, and if Envirogen thereafter attempts to have its common stock relisted on the Nasdaq SmallCap Market, Envirogen (in connection with such relisting application) would incur additional costs and would be required to satisfy initial listing requirements that are more stringent than the continued listing requirements that Envirogen must currently satisfy.

     In addition, if Envirogen common stock is delisted from the Nasdaq SmallCap Market and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock could also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in Envirogen common stock, which could severely limit the market liquidity of the common stock and the ability of investors to trade shares of the common stock.

     Possible Need for Additional Financing. Envirogen may require additional funds to develop and commercialize certain of its technologies. However, Envirogen may not be successful in raising additional funds to meet its capital requirements or, if successful, the terms of such arrangements may not be advantageous to Envirogen.

     Governmental Regulations and Approvals. Various federal, state and local agencies regulate the technologies under development by Envirogen. Such regulation applies to all stages of field testing and to the manufacture and use of Envirogen's technologies. Prior to the manufacture and use of certain of its technologies, Envirogen will be required to conduct extensive toxicology and environmental testing to demonstrate its safety. This regulatory process could be costly and time consuming and could delay or prevent research, development, production or marketing of such technologies. If it fails to comply with this regulatory process, Envirogen could face material fines or penalties or injunctive relief which could materially adversely affect its business. Furthermore, special interest groups may object to the release of Envirogen's microorganisms into the environment and deter governmental agencies from granting the requisite approvals on a timely basis or at all, or otherwise adversely affect Envirogen's ability to field test and market its products.

     Reliance on Environmental Regulation. Federal, state and local legislation and regulations require substantial expenditures to meet minimum environmental quality standards and impose significant penalties for noncompliance. Federal, state and local environmental protection agencies often strictly enforce such laws and regulations. These are principal factors affecting the demand for the systems and services being developed or offered by Envirogen. Envirogen's business could be materially adversely affected by the easing of the scope or enforcement of such laws and regulations.

     Control by Officers and Directors and Their Affiliates. At November 30, 1998, Envirogen's executive officers and directors and their affiliates owned approximately 48% of the outstanding shares of Envirogen's common stock and, accordingly, may have the effective ability to control Envirogen.

     Limited Manufacturing and Marketing Capability. Envirogen has had limited experience in manufacturing and marketing its degradation systems. Envirogen intends to continue to rely upon experienced independent contractors to manufacture degradation systems to its specifications. However, Envirogen is building a technical sales force to market its systems and services. Envirogen cannot guaranty that it will successfully develop manufacturing or marketing capabilities either independently or in conjunction with third parties.

     Environmental and Product Liability Risks. Third parties may assert product liability and environmental impairment claims against Envirogen with respect to the testing or use of Envirogen's technologies. Envirogen cannot guaranty that such environmental or product liability claims will be covered by its $5,000,000 contractor's pollution and product liability insurance policy, that the dollar amount of covered liabilities will not exceed policy limits or that such insurance will continue to be available to Envirogen on economical terms, or at all. An uninsured or partially covered judgment against Envirogen could have a materially adverse effect on Envirogen. Envirogen will attempt to mitigate some of the uninsured risks by typically not transporting or taking title to its customers' waste, although such measures are not sufficient to avoid all potential liability.

     Possible Acquisition of Related Businesses or Technologies. Envirogen from time to time evaluates and investigates possible purchase, license or other acquisitions of related businesses or technologies. Such acquisitions have certain risks, including, among others, incorrectly assessing the asset quality and the extent of possible liabilities of a particular business being acquired and encountering greater than anticipated costs of incorporating acquired businesses into Envirogen. In addition, stockholders of Envirogen may also experience dilution in the event that Envirogen uses its common stock as consideration for acquisitions or to obtain licenses of new technologies.

     Shares Eligible for Future Sale. Sales in the public market of substantial amounts of Envirogen's common stock (including the shares offered in this prospectus) could have an adverse effect on the market price of Envirogen's common stock and may make it more difficult for Envirogen to sell its equity securities in the future at acceptable times and prices. Substantially all of the outstanding shares of Envirogen's common stock (including the shares offered in this prospectus) have been registered under the Securities Act of 1933 or may be sold under Rule 144 under the Securities Act of 1933 or otherwise. At November 30, 1998, Envirogen also had outstanding options and warrants to purchase approximately 509,615 shares of its common stock.

     Possible Volatility of Stock Price. The market prices of publicly traded shares of emerging growth companies such as Envirogen have been volatile. The market price of Envirogen's common stock may be significantly impacted by many factors, including, among others, announcements of technical developments, establishment of corporate relationships, governmental regulation, patent or proprietary rights, developments or public concern as to safety or other implications of the biodegradation of hazardous wastes and general market conditions.

     No Common Stock Dividends. Envirogen has not paid any cash dividends on its common stock since its inception and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

     Disclosure of Year 2000 Readiness. Envirogen believes that its financial, operational and other information systems, with limited modifications, will function properly with respect to dates in the year 2000 and thereafter. Many of Envirogen's systems and related software are presently Year 2000 compliant. Envirogen is in the process of bringing the remaining systems and software into compliance and expects to complete this process during the first half of 1999. To date, Envirogen has not incurred any material costs related to the assessment of, and preliminary efforts in connection with, its Year 2000 issues and does not anticipate future expenditures to have a material impact on its financial position or operating results.

     In addition to in-house efforts, Envirogen is requesting that its material vendors, customers, banks and other third parties whose systems failures potentially could have a significant impact on Envirogen's business or results of operations verify their Year 2000 readiness and expects to complete this process during the first half of 1999. Envirogen will not be able to completely assess its Year 2000 readiness until such third parties assure Envirogen of their Year 2000 compliance. Envirogen has not been notified of any such noncompliance by any material third party. However, there can be no assurance that these third parties will not have Year 2000 problems that will affect Envirogen.

     Based on the activities performed to date and subject to verification from major vendors, customers, banks and other third parties, Envirogen does not believe that the Year 2000 issue will have a material adverse effect on its business or results of operations. However, Envirogen's or any material third party's failure to correct a Year 2000 problem could result in an interruption or failure in Envirogen's operations. Such interruption or failure could adversely affect Envirogen's results of operations, cash flows and financial condition.

     At this time, Envirogen does not have a comprehensive contingency plan with respect to the Year 2000 issue. However, if Envirogen identifies significant risks related to Year 2000 noncompliance by Envirogen or any material third parties, Envirogen will develop contingency plans as deemed necessary at that time.

                                ABOUT ENVIROGEN

     Envirogen is an environmental services and systems company combining unique scientific, engineering and management expertise to provide innovative solutions for treating hazardous wastes. Envirogen's strategic approach for systems development includes isolating natural organisms, in some cases enhancing their performance through genetic modification, and then developing engineered systems to optimize their activity for biodegradation.

     Envirogen offers a broad range of specialized environmental consulting services and systems, including (1) remedial investigation; (2) design and construction; (3) solid waste and landfill management; (4) air sciences and engineering; and (5) environmental engineering and compliance management.

     Envirogen offers solutions for both pollution prevention and remediation problems of corporations and government agencies.

     Envirogen was incorporated in Delaware in June 1988. Envirogen's principal office is located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, and its telephone number is (609) 936-9300. Envirogen maintains a web site at http://www.envirogen.com.


                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     Envirogen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, Suite 1300, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Envirogen's SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Envirogen's common stock is quoted on the Nasdaq Smallcap Market, and reports and other information concerning Envirogen may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all of the shares of Envirogen common stock offered pursuant to this prospectus:

     (a) Envirogen's Annual Report on Form 10-K for the year ended December 31, 1997;

     (b) Envirogen's Current Reports on Form 8-K dated April 17, 1998, October 28, 1998 and November 24, 1998;

     (c) Envirogen's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998; and

     (d) The description of Envirogen's common stock contained in the registration statement (File No. 0-20404) filed by Envirogen to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed to update such description prior to the termination of the offering of the shares of Envirogen common stock under this prospectus.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: INVESTOR RELATIONS, ENVIROGEN, INC., 4100 QUAKERBRIDGE ROAD, LAWRENCEVILLE, NEW JERSEY 08648; TELEPHONE (609) 936-9300.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares of Envirogen common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.


                                USE OF PROCEEDS

     Envirogen will not receive any of the proceeds from the sale of the shares of Envirogen common stock by the selling stockholder.

                              SELLING STOCKHOLDER

     Robert S. Hillas, currently the Chairman, President and Chief Executive Officer and a director of Envirogen, is the selling stockholder. As of the date of this prospectus, Mr. Hillas beneficially owned 107,134 shares of Envirogen common stock, 83,334 shares of which are being offered for sale by this prospectus. After the sale of all of the shares of Envirogen common stock being offered for sale by this prospectus, Mr. Hillas will beneficially own 23,800 shares of Envirogen common stock.


                             PLAN OF DISTRIBUTION

     The selling stockholder may offer his shares of Envirogen common stock at various times in one or more public or private transactions on or off the Nasdaq SmallCap Market. He may sell at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. In addition, the shares may be sold, to the extent permitted, from time to time in transactions effected in accordance with Rule 144 under the Securities Act of 1933. This prospectus may be used by pledgees, donees, transferees or other successors in interest to the selling stockholder to offer and sell the shares of Envirogen common stock, provided that this prospectus has been supplemented appropriately to disclose the name and the number of shares beneficially owned by such person.

     Various state securities laws and regulations require that the sale of the shares of Envirogen common stock under this prospectus be made only through the use of a broker-dealer registered in any state where the selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the shares. The selling stockholder may use broker-dealers to sell his shares of Envirogen common stock in such states or in any other state, in which case the broker-dealers will either receive discounts, commissions or concessions on such sales from the selling stockholder or from purchasers of such shares for whom they acted as agents. Any discounts, commissions or concessions received by any such broker-dealer and any profits on the sale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered under this prospectus may not bid for or purchase the shares until after such person has completed his participation in such distribution, including the period of five business days prior to the commencement of such distribution. In addition, the selling stockholder and any other person participating in such distribution will be subject to other applicable provisions of the Securities Exchange Act of 1934, including Regulation M, which provisions may affect the timing of purchases and sales of any of the shares by the selling stockholder and any such other person. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                                 LEGAL MATTERS

  Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, counsel for Envirogen, will issue a legal opinion addressing the validity of the securities offered in this prospectus. Morgan R. Jones, a partner in Drinker Biddle & Reath LLP, is the Secretary of Envirogen.


                                    EXPERTS

  The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, changes in stockholders' equity and cash flows of Envirogen, Inc. for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by the registrant in connection with this Registration Statement.

     Securities and Exchange Commission Registration Fee    $  25.35
     Legal Fees and Expenses                                   5,000
     Miscellaneous Expenses                                  4974.65
                                                            --------
      Total...............................................  $ 10,000
                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation of the registrant provides as follows:

          A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

     The registrant's By-Laws generally require the registrant to indemnify directors and officers to the full extent permissible under Delaware law.

     The registrant has insurance coverage with Zurich Insurance Company that provides coverage to the registrant's directors and officers in the amount of up to $2,000,000.

     Reference is also made to the last Undertaking contained in Item 17 hereof.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER       DESCRIPTION
------       -----------
5            Opinion of Drinker Biddle & Reath LLP

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Drinker Biddle & Reath LLP (included in Exhibit 5)

24           Powers of Attorney

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville, State of New Jersey, on December 30, 1998.

                              ENVIROGEN, INC.

                              By: /s/ Robert S. Hillas
                                  -----------------------------------
                                  Robert S. Hillas, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on December 30, 1998.


SIGNATURE                              TITLE
---------                              -----

/s/ Robert S. Hillas                   Chairman of the Board, President, Chief
-----------------------------          Executive Officer and Director
Robert S. Hillas                       (Principal Executive Officer)

/s/ Mark J. Maten                      Vice President of Finance and Chief
-----------------------------          Financial Officer (Principal Financial
Mark J. Maten                          and Accounting Officer)

Robert F. Hendrickson*                 Director
-----------------------------
Robert F. Hendrickson

Robert F. Johnston*                    Director
-----------------------------
Robert F. Johnston

Nicholas J. Lowcock*                   Director
-----------------------------
Nicholas J. Lowcock

Robert C. Miller*                      Director
-----------------------------
Robert C. Miller

Peter J. Neff*                         Director
-----------------------------
Peter J. Neff

William C. Smith*                      Director
-----------------------------
William C. Smith

___________________
*Robert S. Hillas, pursuant to a Power of Attorney executed by each of the directors noted above and filed with the Securities and Exchange Commission as
Exhibit 24 to this Registration Statement on Form S-3, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-3 on behalf of each of the persons noted above, in the capacities indicated.

                                    /s/ Robert S. Hillas
                                    ----------------------------------
                                    Robert S. Hillas

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT
NUMBER       DESCRIPTION
------       -----------
5            Opinion of Drinker Biddle & Reath LLP

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Drinker Biddle & Reath LLP (included in Exhibit 5)

24           Powers of Attorney